Exhibit 99.1

Contact:	BALLY TOTAL FITNESS 8700 West Bryn Mawr Avenue Chicago, IL 60631 www.Ballyfitness.com Matt Messinger – Tel. (773) 864-6850
FOR IMMEDIATE RELEASE
BALLY TOTAL FITNESS RECEIVES FORBEARANCE EXTENSIONS THROUGH JULY 31, 2007
CHICAGO, July 17, 2007 – Bally Total Fitness Holding Corporation (OTC: BFTH.PK) today announced that it has secured extensions of existing forbearance arrangements until July 31, 2007 from beneficial holders of in excess of a majority in principal amount of its 9-7/8% Senior Subordinated Notes due 2007 and its 10-1/2% Senior Notes due 2011 and from the lenders under its $284 million senior secured credit facility. The extension agreements prohibit any enforcement action by the parties thereto but permit the senior noteholders to declare the Senior Notes due and payable so long as no other enforcement action is taken. The Company will not pay any fees in connection with these extensions.
Copies of the forbearance extension agreements will be filed as exhibits to a Current Report on Form 8-K that the Company will file with the SEC.
Separately, the Company continues to solicit votes for approval from its noteholders for the previously proposed prepackaged chapter 11 plan of reorganization. Holders of 63% of its Senior Notes and more than 80% of its Senior Subordinated Notes have agreed to vote for the plan. The voting deadline for that solicitation is 4:00 p.m. ET on July 27, 2007.
The Company also announced it has entered into confidentiality agreements with Liberation Investments and Harbinger Capital Partners, proponents of an alternative restructuring proposal, and has begun to engage in due diligence discussions with these shareholders. These shareholders have agreed to complete their due diligence by July 20, 2007, and the Company has asked that proposed definitive documentation be negotiated by that date. There are no assurances that any agreement will be reached with the shareholders.
The Company will continue normal club operations during the solicitation period and throughout the pendency of the anticipated bankruptcy case.

About Bally Total Fitness
Bally Total Fitness is among the largest commercial operators of fitness centers in the U.S., with over 375 facilities located in 26 states, Mexico, Korea, China and the Caribbean under the Bally Total Fitness(R) and Bally Sports Clubs(R) brands. Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.
Forward-Looking Statements
Forward-looking statements in this release including, without limitation, statements relating to the Company’s proposed plan of reorganization or any other restructuring agreement, are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Statements that are not historical facts, including statements about the Company’s beliefs and expectations are forward-looking statements. These statements are based on beliefs and assumptions by the Company’s management, and on information currently available to management. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events. In addition, these forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks associated with the ability of the Company in advance of and during a reorganization to maintain normal terms with vendors and service providers, maintain contracts that are critical to its operations, retain members and attract, motivate and retain key employees, and other factors that are described in filings of the Company with the SEC, including the Company’s Annual Report on Form 10-K filed on June 29, 2007.
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